        Exhibit 99.1

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

1 of 15

OCTOBER 31, 2022     GERMAN AMERICAN BANCORP, INC. (GABC) POSTS STRONG THIRD QUARTER PERFORMANCE

Jasper, Indiana: October 31, 2022 -- German American Bancorp, Inc. (Nasdaq: GABC) reported strong operating performance for the third quarter ended September 30, 2022, with earnings of $24.6 million, resulting in the Company’s second highest level of historical earnings per share at $0.83 per share. This level of quarterly earnings represented an increase of $0.9 million, or approximately 2.5% on a per share basis, from its 2022 second quarter earnings of $23.7 million, or $0.81 per share. On a year-over-year basis, the current quarterly earnings represented an increase of $3.1 million, or approximately 2.5% on a per share basis, from its 2021 third quarter earnings of $21.5 million, or $0.81 per share.

The third quarter 2022 earnings performance was driven by a number of factors including continued net interest margin expansion as well as solid credit metrics and ongoing disciplined operating expense management. The third quarter 2021 earnings included a reserve release of $2.0 million and $4.1 million of Paycheck Protection Program ("PPP") fees.

As of September 30, 2022, the Company’s balance sheet contracted somewhat as a result of a decline in deposits and a decline in the market value of available-for-sale securities. The Company continues to focus on its strong deposit mix and the retention of relational deposit accounts. Total loans increased $33.6 million, or 4% annualized, as solid loan originations for the quarter were partially offset by certain large pay offs late in the quarter as a result of business sales. All loan categories including commercial, agriculture and retail experienced some level of growth during the third quarter of 2022. Commercial line utilization still remains suppressed as business balance sheets and cash positions remain strong. While lending pipelines remain relatively healthy across our footprint and credit metrics are currently strong, we continue to closely monitor and stress our credit portfolio in light of inflationary and potential recessionary headwinds.

The Company’s net interest income increased by $2.1 million, or 4%, in the third quarter of 2022 when compared to the second quarter of 2022 primarily driven by an improved net interest margin and solid loan growth early in the quarter.

The Company continues to maintain a very diversified operating revenue stream which declined slightly quarter over sequential quarter. Non-interest income of $14.1 million declined in the third quarter by $1.1 million, or 7%, compared with second quarter of 2022 driven mostly by a decline in wealth management fees as a result of down equity markets, a company owned life insurance death benefit claim in the second quarter of 2022 and declining mortgage revenues as the housing market continues to contract in this high interest rate environment.

NEWS RELEASE

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D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

2 of 15
The Company’s non-interest expenses declined approximately $1.0 million, or 3%, in the third quarter of 2022, as compared to the second quarter of 2022 as the Company continues to focus on controlling expenses and increasing efficiency.

D. Neil Dauby, German American’s President and CEO, stated, “We were very pleased to continue building upon our momentum from our first quarter acquisition of Citizen Union Bank of Shelbyville, Inc. (“CUB”) which has contributed positively to our strong third quarter earnings. Acquisitions over the past several years have provided us geographic diversity in our footprint allowing opportunity for organic growth within our banking and non-banking operations. We remain cautiously optimistic about continued improvements in our net interest margin and the strength of our lending pipeline for continued growth. Although continued fears of inflation and recession may potentially slow future growth and stress credit, we are preparing to face the headwinds from any future economic uncertainties.”

The Company also announced its Board of Directors has declared a regular quarterly cash dividend of $0.23 per share, which will be payable on November 20, 2022 to shareholders of record as of November 10, 2022.

Balance Sheet Highlights

On January 1, 2022, the Company completed the acquisition of Citizens Union Bancorp of Shelbyville, Inc. (“CUB”). CUB, headquartered in Shelbyville, Kentucky, operated 15 retail banking offices located in Shelby, Jefferson, Spencer, Bullitt, Oldham, Owen, Gallatin and Hardin counties in Kentucky through its banking subsidiary, Citizens Union Bank of Shelbyville, Inc. As of the closing of the transaction, CUB had total assets of approximately $1.109 billion, total loans of approximately $683.8 million, and total deposits of approximately $930.5 million. The Company issued approximately 2.9 million shares of its common stock, and paid approximately $50.8 million in cash, in exchange for all of the issued and outstanding shares of common stock of CUB.

Total assets for the Company totaled $6.260 billion at September 30, 2022, representing a decrease of $211.8 million compared with June 30, 2022 and an increase of $784.2 million compared with September 30, 2021. The decline in total assets at September 30, 2022 compared with June 30, 2022 was largely attributable to a decline in deposits and a decline in the market value of available-for-sale securities. The increase in total assets at September 30, 2022 compared with September 30, 2021 was in large part attributable to the acquisition of CUB.

Securities available for sale declined $120.1 million as of September 30, 2022 compared with June 30, 2022 and increased $5.4 million compared with September 30, 2021. The decline in the available for sale securities portfolio during the third quarter of 2022 compared with June 30, 2022 was due primarily to fair value adjustments on the portfolio caused by the rise in market interest rates.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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September 30, 2022 total loans increased $33.6 million, or approximately 4% on an annualized basis, compared with June 30, 2022 and increased $673.4 million, or 22%, compared with September 30, 2021. Commercial and industrial loans increased approximately $2.8 million, or 2% on an annualized basis, during the third quarter of 2022 compared with June 30, 2022, commercial real estate loans increased $19.6 million, or 4% on an annualized basis, while agricultural loans increased $4.1 million, or 4% on an annualized basis. During the third quarter of 2022 compared with June 30, 2022, retail loans increased $7.2 million, or 4% on an annualized basis.

The increase at September 30, 2022 compared with September 30, 2021 was largely due to the acquisition of CUB and to organic loan growth from throughout the Company's existing market areas partially offset by a decrease in PPP loans. There were no PPP loans outstanding at September 30, 2022 compared with PPP loans, net of deferred fees, of $0.6 million at June 30, 2022 and $68.0 million at September 30, 2021.

End of Period Loan Balances	9/30/2022	6/30/2022	9/30/2021
(dollars in thousands)

Commercial & Industrial Loans	$644,284	$641,496	$566,769
Commercial Real Estate Loans	1,923,794	1,904,235	1,528,493
Agricultural Loans	401,608	397,524	349,321
Consumer Loans	370,335	366,322	299,000
Residential Mortgage Loans	346,347	343,166	269,406
	$3,686,368	$3,652,743	$3,012,989

Net PPP Loans (included in Commercial & Industrial Loans above)	$—	$598	$68,047

The Company’s allowance for credit losses totaled $44.7 million at September 30, 2022 compared to $45.0 million at June 30, 2022 and $37.8 million at September 30, 2021. The allowance for credit losses represented 1.21% of period-end loans at September 30, 2022 compared with 1.23% at June 30, 2022 and 1.26% of period-end loans at September 30, 2021.

The Company adopted ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) ("CECL") on January 1, 2020. The Company added $9.4 million to the allowance for credit losses in conjunction with the closing of the CUB acquisition on January 1, 2022 related to the CUB loan portfolio. Of the increase in the allowance for credit losses for the CUB portfolio, $6.3 million was recorded through the provision for credit losses on "Day 1" under the CECL model.

NEWS RELEASE

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D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

4 of 15
Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of September 30, 2022, the Company held net discounts on acquired loans of $6.6 million which included $2.8 million related to the CUB loan portfolio.

Non-performing assets totaled $13.8 million at September 30, 2022 compared to $15.1 million at June 30, 2022 and $18.6 million at September 30, 2021. Non-performing assets represented 0.22% of total assets at September 30, 2022 compared to 0.23% at June 30, 2022 and 0.34% at September 30, 2021. Non-performing loans totaled $13.8 million at September 30, 2022 compared to $15.1 million at June 30, 2022 and $18.4 million at September 30, 2021. Non-performing loans represented 0.37% of total loans at September 30, 2022 compared to 0.41% at June 30, 2022 and 0.61% at September 30, 2021.

Non-performing Assets
(dollars in thousands)
	9/30/2022	6/30/2022	9/30/2021
Non-Accrual Loans	$13,054	$13,921	$18,434
Past Due Loans (90 days or more)	726	1,161	—
Total Non-Performing Loans	13,780	15,082	18,434
Other Real Estate	—	—	112
Total Non-Performing Assets	$13,780	$15,082	$18,546

Restructured Loans	$—	$—	$106

September 30, 2022 total deposits declined $139.3 million, or 10% on an annualized basis, compared to June 30, 2022 and increased $981.4 million, or 21%, compared with September 30, 2021. A competitive market driven by rising interest rates was a contributing factor to the decline in total deposits during the third quarter of 2022 compared with June 30, 2022. The increase in total deposits at September 30, 2022 compared with September 30, 2021 was largely attributable to the CUB acquisition.

End of Period Deposit Balances	9/30/2022	6/30/2022	9/30/2021
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,755,065	$1,745,067	$1,453,197
IB Demand, Savings, and MMDA Accounts	3,381,082	3,503,789	2,762,328
Time Deposits < $100,000	248,455	263,798	214,359
Time Deposits > $100,000	189,739	200,954	163,067
	$5,574,341	$5,713,608	$4,592,951

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

5 of 15

Results of Operations Highlights – Quarter ended September 30, 2022

Net income for the quarter ended September 30, 2022 totaled $24,596,000, or $0.83 per share, an increase of 2% on a per share basis compared with the second quarter 2022 net income of $23,747,000, or $0.81 per share, and an increase of 2% on a per share basis compared with the third quarter 2021 net income of $21,486,000, or $0.81 per share.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	September 30, 2022			June 30, 2022			September 30, 2021

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$402,006	$2,053	2.03%	$606,488	$1,232	0.81%	$391,814	$141	0.14%
Securities	1,848,165	12,955	2.80%	1,875,202	12,625	2.69%	1,645,522	9,198	2.24%
Loans and Leases	3,676,862	43,251	4.67%	3,649,466	40,058	4.40%	3,055,926	35,538	4.62%
Total Interest Earning Assets	$5,927,033	$58,259	3.91%	$6,131,156	$53,915	3.52%	$5,093,262	$44,877	3.51%

Liabilities
Demand Deposit Accounts	$1,738,237			$1,740,592			$1,409,841
IB Demand, Savings, and
MMDA Accounts	$3,477,902	$3,131	0.36%	$3,622,748	$1,113	0.12%	$2,737,358	$663	0.10%
Time Deposits	451,390	466	0.41%	492,453	436	0.36%	395,114	476	0.48%
FHLB Advances and Other Borrowings	143,548	1,229	3.39%	145,705	1,120	3.08%	190,252	1,149	2.40%
Total Interest-Bearing Liabilities	$4,072,840	$4,826	0.47%	$4,260,906	$2,669	0.25%	$3,322,724	$2,288	0.27%

Cost of Funds			0.32%			0.17%			0.18%
Net Interest Income		$53,433			$51,246			$42,589
Net Interest Margin			3.59%			3.35%			3.33%

During the third quarter of 2022, net interest income, on a non tax-equivalent basis, totaled $51,698,000, an increase of $2,101,000, or 4%, compared to the second quarter of 2022 net interest income of $49,597,000

NEWS RELEASE

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Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

6 of 15
and an increase of $10,411,000, or 25%, compared to the third quarter of 2021 net interest income of $41,287,000.

The increase in net interest income during the third quarter of 2022 compared with the second quarter of 2022 was primarily attributable to an increase in the Company's net interest margin. The increase in net interest income during the third quarter of 2022 compared with the third quarter of 2021 was primarily attributable to an improved net interest margin, a higher level of earning assets driven largely by the CUB acquisition and deposit growth which led to a higher level of securities investment, which was partially mitigated by a lower level of PPP loan fee recognition.

The tax equivalent net interest margin for the quarter ended September 30, 2022 was 3.59% compared with 3.35% in the second quarter of 2022 and 3.33% in the third quarter of 2021. The improvement in the net interest margin during the third quarter of 2022 was largely attributable to increased market interest rates resulting in improved yields on earning assets. The Company's net interest margin and net interest income in all periods presented has been impacted by fees recognized as a part of the PPP and accretion of loan discounts on acquired loans. The impact of the PPP fees and accretion of loan discounts was lower in the third quarter of 2022 compared with both the second quarter of 2022 and the third quarter of 2021.

Fees recognized on PPP loans through net interest income totaled $46,000 during the third quarter of 2022, $264,000 during the second quarter of 2022 and $4,111,000 during the third quarter of 2021. The fees recognized related to the PPP was immaterial to the net interest margin in the third quarter of 2022, contributed approximately 2 basis points to the net interest margin on an annualized basis in the second quarter of 2022, and 32 basis points in the third quarter of 2021. Accretion of loan discounts on acquired loans contributed approximately 7 basis points to the net interest margin in the third quarter of 2022, 10 basis points in the second quarter of 2022 and 4 basis points in the third quarter of 2021. Accretion of discounts on acquired loans totaled $1,099,000 during the third quarter of 2022, $1,528,000 during the second quarter of 2022 and $516,000 during the third quarter of 2021.

During the quarter ended September 30, 2022, the Company recorded a provision for credit losses of $350,000 compared with a provision for credit losses of $300,000 in the second quarter of 2022 and a negative provision for credit losses of $2,000,000 during the third quarter of 2021. The negative provision for credit losses in the third quarter of 2021 was largely due to a decline in certain adversely criticized assets, improvement in the agricultural loan sector and improvement in certain pandemic-related stressed sectors for which the Company had provided significant levels of allowance for credit losses during 2020.

Net charge-offs totaled $682,000, or 7 basis point on an annualized basis, of average loans outstanding during the third quarter of 2022 compared with $347,000, or 4 basis points on an annualized basis, of

NEWS RELEASE

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D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

7 of 15
average loans during the second quarter of 2022 and compared with $197,000, or 3 basis point, of average loans during the third quarter of 2021.

During the quarter ended September 30, 2022, non-interest income totaled $14,097,000, a decline of $1,083,000, or 7%, compared with the second quarter of 2022 and a decline of $1,459,000, or 9%, compared with the third quarter of 2021.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	9/30/2022	6/30/2022	9/30/2021
(dollars in thousands)

Wealth Management Fees	$2,376	$2,642	$2,690
Service Charges on Deposit Accounts	3,014	2,871	2,017
Insurance Revenues	1,995	2,254	2,007
Company Owned Life Insurance	416	894	493
Interchange Fee Income	4,054	4,167	3,339
Other Operating Income	1,365	1,225	2,595
Subtotal	13,220	14,053	13,141
Net Gains on Sales of Loans	854	1,049	2,197
Net Gains on Securities	23	78	218
Total Non-interest Income	$14,097	$15,180	$15,556

Wealth management fees declined $266,000, or 10%, during the third quarter of 2022 compared with the second quarter of 2022 and declined $314,000, or 12%, compared with the third quarter of 2021. The decline during the third quarter of 2022 compared with both the the second quarter of 2022 and the third quarter of 2021 was primarily the result of declines in the overall equity markets.

Service charges on deposit accounts increased $143,000, or 5%, during the third quarter of 2022 compared with the second quarter of 2022 and increased $997,000, or 49%, compared with the third quarter of 2021. The increase during the third quarter of 2022 compared with the second quarter of 2022 was attributable to increased deposit customer activity. The increase during the third quarter of 2022 compared with the third quarter of 2021 was the result of the CUB acquisition as well as increased deposit customer activity.

Company owned life insurance declined $478,000, or 53%, during the third quarter of 2022 compared with the second quarter of 2022 and declined $77,000, or 16%, compared with the third quarter of 2021. The

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Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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decline in the third quarter of 2022 compared to the second quarter of 2022 was primarily the result of death benefit claims received during the second quarter of 2022.

Interchange fee income declined $113,000, or 3%, during the quarter ended September 30, 2022 compared with the second quarter of 2022 and increased $715,000, or 21%, compared with the third quarter of 2021. The increase in the level of fees during the third quarter of 2022 compared with the third quarter of 2021 was largely related to the CUB acquisition as well as increased card utilization by customers.

Other operating income increased $140,000, or 11%, during the third quarter of 2022 compared with second quarter of 2022 and declined $1,230,000 or 47% compared with the third quarter of 2021. The decline during the third quarter of 2022 compared with the same period of the prior year was primarily attributable to the net gain of approximately $1.4 million related to the sale of two branch office locations during the third quarter of 2021 .

Net gains on sales of loans declined $195,000, or 19%, during the third quarter of 2022 compared with the second quarter of 2022 and declined $1,343,000, or 61%, compared with the third quarter of 2021. The decline in the third quarter of 2022 compared with both periods was largely related to a lower volume of loans sold and lower pricing levels. Loan sales totaled $40.9 million during the third quarter of 2022 compared with $52.5 million during the second quarter of 2022 and $69.7 million during the second quarter of 2021.

During the quarter ended September 30, 2022, non-interest expense totaled $34,716,000, a decline of $985,000, or 3%, compared with the second quarter of 2022, and an increase of $2,272,000, or 7%, compared with the third quarter of 2021.

NEWS RELEASE

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D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

9 of 15

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	9/30/2022	6/30/2022	9/30/2021
(dollars in thousands)

Salaries and Employee Benefits	$19,751	$20,384	$17,274
Occupancy, Furniture and Equipment Expense	3,685	3,772	3,453
FDIC Premiums	477	465	383
Data Processing Fees	2,712	2,460	2,006
Professional Fees	1,188	1,573	1,357
Advertising and Promotion	1,215	1,027	897
Intangible Amortization	897	957	661
Other Operating Expenses	4,791	5,063	6,413
Total Non-interest Expense	$34,716	$35,701	$32,444

Salaries and benefits declined $633,000, or 3%, during the quarter ended September 30, 2022 compared with the second quarter of 2022 and increased $2,477,000, or 14%, compared with the third quarter of 2021. The decline in salaries and benefits during the third quarter of 2022 compared with the second quarter of 2022 was primarily due to benefit costs associated with certain employee retirements during the second quarter of 2022. The increase in salaries and benefits during the third quarter of 2022 compared with the third quarter of 2021 was largely related to the salaries and benefit costs for the CUB employee base and a higher number of full time equivalent employees.

Data processing fees increased $252,000, or 10%, during the third quarter of 2022 compared with the second quarter of 2022 and increased $706,000, or 35%, compared with the third quarter of 2021. The increase during the third quarter of 2022 compared with the second quarter of 2022 was largely driven by costs associated with enhancements to the Company's digital banking systems. The increase in data processing fees during the third quarter of 2022 compared with the same period of the prior year was in part attributable to the CUB acquisition and additionally related to continued data system enhancements.

Professional fees declined $385,000, or 24%, in the third quarter of 2022 compared with the second quarter of 2022 and declined $169,000, or 12%, compared with the third quarter of 2021. The decline during the third quarter of 2022 compared with the second quarter of 2022 was largely attributable to a decline in

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Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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professional fees associated with the CUB acquisition and various other professional fee expenses that were incurred in the second quarter of 2022.

Other operating expenses declined $272,000, or 5%, during the third quarter of 2022 compared with the second quarter of 2022 and declined $1,622,000, or 25%, compared with the third quarter of 2021. The decline in the third quarter of 2022 compared to the second quarter of 2022 was largely attributable to a decline in acquisition-related costs. The decline during the third quarter of 2022 compared with the third quarter of 2021 was primarily attributable to the establishment of a $3,050,000 settlement reserve for a lawsuit challenging the Company’s assessment of overdraft fees for certain debit card transactions during the third quarter of 2021. Partially offsetting this decline were increased operating costs related to the acquisition of CUB.

About German American

German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 78 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates;
b.changes in competitive conditions;
c.the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;

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Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
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d.changes in customer borrowing, repayment, investment and deposit practices;
e.changes in fiscal, monetary and tax policies;
f.changes in financial and capital markets;
g.potential deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration;
h.the severity and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and our business, results of operations and financial condition;
i.our participation in the Paycheck Protection Program administered by the Small Business Administration;
j.capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
k.factors driving impairment charges on investments;
l.the impact, extent and timing of technological changes;
m.potential cyber-attacks, information security breaches and other criminal activities;
n.litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
o.actions of the Federal Reserve Board;
p.the possible effects of the replacement of the London Interbank Offering Rate (LIBOR);
q.the impact of the current expected credit loss (CECL) standard;
r.changes in accounting principles and interpretations;
s.potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;
w.with respect to the merger with CUB, the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, unexpected credit quality

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Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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problems of the acquired loans or other assets, or unexpected attrition of the customer base of the acquired institution or branches; and
x.other risk factors expressly identified in German American’s filings with the SEC.
Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	September 30, 2022	June 30, 2022	September 30, 2021
ASSETS
Cash and Due from Banks	$70,660	$111,904	$54,617
Short-term Investments	303,133	415,136	394,871
Investment Securities	1,701,981	1,822,088	1,696,578

Loans Held-for-Sale	10,418	9,171	15,361

Loans, Net of Unearned Income	3,682,516	3,649,369	3,009,260
Allowance for Credit Losses	(44,699)	(45,031)	(37,798)
Net Loans	3,637,817	3,604,338	2,971,462

Stock in FHLB and Other Restricted Stock	15,106	15,259	13,048
Premises and Equipment	111,098	111,341	89,649
Goodwill and Other Intangible Assets	190,812	191,611	128,275
Other Assets	218,880	190,855	111,889
TOTAL ASSETS	$6,259,905	$6,471,703	$5,475,750

LIABILITIES
Non-interest-bearing Demand Deposits	$1,755,065	$1,745,067	$1,453,197
Interest-bearing Demand, Savings, and Money Market Accounts	3,381,082	3,503,789	2,762,328
Time Deposits	438,194	464,752	377,426
Total Deposits	5,574,341	5,713,608	4,592,951

Borrowings	146,015	144,885	186,389
Other Liabilities	44,848	38,781	46,271
TOTAL LIABILITIES	5,765,204	5,897,274	4,825,611

SHAREHOLDERS' EQUITY
Common Stock and Surplus	416,249	415,851	302,228
Retained Earnings	387,510	369,673	336,647
Accumulated Other Comprehensive Income (Loss)	(309,058)	(211,095)	11,264
SHAREHOLDERS' EQUITY	494,701	574,429	650,139

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,259,905	$6,471,703	$5,475,750

END OF PERIOD SHARES OUTSTANDING	29,485,121	29,483,045	26,546,100

TANGIBLE BOOK VALUE PER SHARE (1)	$10.31	$13.02	$19.66

(1) Tangible Book Value per Share is defined as Total Shareholders' Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
INTEREST INCOME
Interest and Fees on Loans	$43,128	$39,987	$35,483	$122,050	$105,091
Interest on Short-term Investments	2,053	1,232	141	3,565	329
Interest and Dividends on Investment Securities	11,343	11,047	7,951	32,450	21,974
TOTAL INTEREST INCOME	56,524	52,266	43,575	158,065	127,394

INTEREST EXPENSE
Interest on Deposits	3,597	1,549	1,139	6,475	3,850
Interest on Borrowings	1,229	1,120	1,149	3,387	3,445
TOTAL INTEREST EXPENSE	4,826	2,669	2,288	9,862	7,295

NET INTEREST INCOME	51,698	49,597	41,287	148,203	120,099
Provision for Credit Losses	350	300	(2,000)	5,850	(8,500)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	51,348	49,297	43,287	142,353	128,599

NON-INTEREST INCOME
Net Gain on Sales of Loans	854	1,049	2,197	3,324	6,417
Net Gain on Securities	23	78	218	473	1,493
Other Non-interest Income	13,220	14,053	13,141	41,668	36,585
TOTAL NON-INTEREST INCOME	14,097	15,180	15,556	45,465	44,495

NON-INTEREST EXPENSE
Salaries and Benefits	19,751	20,384	17,274	63,223	51,454
Other Non-interest Expenses	14,965	15,317	15,170	55,354	41,286
TOTAL NON-INTEREST EXPENSE	34,716	35,701	32,444	118,577	92,740

Income before Income Taxes	30,729	28,776	26,399	69,241	80,354
Income Tax Expense	6,133	5,029	4,913	11,831	15,489

NET INCOME	$24,596	$23,747	$21,486	$57,410	$64,865

BASIC EARNINGS PER SHARE	$0.83	$0.81	$0.81	$1.95	$2.44
DILUTED EARNINGS PER SHARE	$0.83	$0.81	$0.81	$1.95	$2.44

WEIGHTED AVERAGE SHARES OUTSTANDING	29,484,394	29,483,848	26,545,868	29,457,396	26,534,044
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	29,484,394	29,483,848	26,545,868	29,457,396	26,534,044

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Nine Months Ended
		September 30,	June 30,	September 30,	September 30,	September 30,
		2022	2022	2021	2022	2021
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.53%	1.43%	1.58%	1.16%	1.63%
	Annualized Return on Average Equity	16.77%	15.87%	13.05%	11.92%	13.53%
	Annualized Return on Average Tangible Equity (1)	24.87%	23.29%	16.23%	16.95%	16.97%
	Net Interest Margin	3.59%	3.35%	3.33%	3.35%	3.34%
	Efficiency Ratio (2)	51.41%	53.75%	55.80%	59.70%	55.17%
	Net Overhead Expense to Average Earning Assets (3)	1.39%	1.34%	1.33%	1.60%	1.30%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.07%	0.04%	0.03%	0.05%	0.02%
	Allowance for Credit Losses to Period End Loans	1.21%	1.23%	1.26%
	Non-performing Assets to Period End Assets	0.22%	0.23%	0.34%
	Non-performing Loans to Period End Loans	0.37%	0.41%	0.61%
	Loans 30-89 Days Past Due to Period End Loans	0.31%	0.26%	0.12%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$6,440,580	$6,637,969	$5,437,467	$6,605,076	$5,297,013
	Average Earning Assets	$5,927,033	$6,131,156	$5,093,262	$6,101,184	$4,941,567
	Average Total Loans	$3,676,862	$3,649,466	$3,055,926	$3,664,506	$3,094,214
	Average Demand Deposits	$1,738,237	$1,740,592	$1,409,841	$1,739,389	$1,352,519
	Average Interest Bearing Liabilities	$4,072,841	$4,260,906	$3,322,724	$4,179,344	$3,258,929
	Average Equity	$586,744	$598,440	$658,634	$642,326	$639,283

	Period End Non-performing Assets (4)	$13,780	$15,082	$18,546
	Period End Non-performing Loans (5)	$13,780	$15,082	$18,434
	Period End Loans 30-89 Days Past Due (6)	$11,445	$9,350	$3,745

	Tax Equivalent Net Interest Income	$53,433	$51,246	$42,589	$153,147	$123,616
	Net Charge-offs during Period	$682	$347	$197	$1,285	$561

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.